Exhibit 99.1

Watsco Reports Record-Breaking Second Quarter

EPS Jumps 33% to $4.93 on Record Sales, Operating Profit,

Operating Margin and Net Income

Market Share Gains Realized by Industry-Leading Technologies, Entrepreneurial Culture,

Scale Advantage, Strong Balance Sheet, Brand Diversification, ESG Focus

MIAMI, FLORIDA – (GLOBENEWSWIRE), July 26, 2022 – Watsco, Inc. (NYSE: WSO) announced record operating results for the second quarter and six-month periods ended June 30, 2022 and provided commentary on recent trends, growth opportunities, technology innovation and financial strength.

Watsco is the largest company in the highly fragmented $50+ billion North American HVAC/R distribution market. Since entering distribution in 1989, sales and operating income have grown at compounded annual growth rates (CAGRs) of 15% and 19%, respectively, reflecting strong long-term performance across various macroeconomic and industry specific cycles. In addition, Watsco’s dividends have grown at a 21% CAGR during this period and now are $8.80 per share. More recently over the last three years, the Company estimates it has gained approximately 260 basis-points of market share (relative to unitary HVAC equipment products) largely due to the scaling of Watsco’s unique, customer-facing technology to more and more contractors.

Albert H. Nahmad, Watsco’s Chairman and CEO said: “Watsco is proud to deliver another record quarter, especially when compared to the exceptional performance achieved in the same period last year when same-store sales grew 29% and EPS grew 64%. Our technology platforms are making an impact as evidenced by our growing market share and financial performance.”

Second Quarter Results

•	33% increase in EPS to a record $4.93

•	15% sales growth to a record $2.13 billion (14% growth on a same-store basis)

•	25% increase in gross profit to a record $596 million (210 bps increase in gross margin)

•	18% increase in SG&A expenses (17% increase on a same-store basis)

•	32% increase in operating income to a record $287 million (31% growth on a same-store basis)

•	180 basis-point expansion in operating margin to a record 13.5%

Sales trends (excluding acquisitions):

•	13% increase in HVAC equipment (70% of sales), including 15% growth in U.S. residential HVAC equipment

•	15% increase in other HVAC products (26% of sales)

•	26% increase in commercial refrigeration products (4% of sales)

Mr. Nahmad further commented: “We are encouraged by current trends even as end markets return to more historical levels of demand. While inflation generally benefits distribution models, Watsco’s performance is also a result of intentional investments in technology and other tools to capture more growth and operate a more profitable business going forward. While these investments are still maturing, they provide a solid foundation for future growth.”

Recent Trends

The HVAC/R industry has experienced above average demand since 2020 driven by broad consumer strength, renewed investment in the home and an ever-growing installed base of 110+ million HVAC systems in the U.S., all of which require continuous service, repair and replacement. More recently, underlying inflation has caused OEMs and suppliers to raise prices, which in turn have aided Watsco’s sales and profitability. Despite the short-term impact of inflationary trends, Watsco believes structural improvements to profitability have been achieved.

During the same period, Watsco has made substantial investments, including new locations, more field personnel and increased technology spending to enable future market share development. These investments have coincided with a significant increase in SG&A due to pandemic-related business challenges, sharp increases in variable operating expenses, including company-wide, performance-based compensation, excessive logistics and freight costs caused by supply chain disruptions and other inflationary impacts on costs, all of which are being reevaluated for reduction in the upcoming months as business conditions normalize.

2023 Outlook, Important Fundamentals & Growth Drivers

Looking to 2023, due to recent changes in monetary policy to curb inflation and the consequential slowdown in the economy, the Company believes that the North American HVAC/R demand trends and other recent catalysts that have benefited performance will moderate toward more historical levels.

However, the Company believes its unique fundamentals along with upcoming industry changes provide incremental growth opportunities in the years ahead. The essential nature of HVAC/R products, Watsco’s scale, leading technology platforms, financial strength, entrepreneurial culture and OEM relationships are important competitive advantages that support the Company’s ability to grow and capture more profitable share going forward.

Regulatory Catalysts & Movement Toward Electrification. To address the environmental impact of HVAC systems, new federal regulatory standards have been promulgated that are expected to buttress industry growth in the years ahead. In general, these changes will raise the minimum efficiency standard, and therefore the average selling price, of base-level systems sold in 2023. The regulatory standards also require systems to transition to new refrigerants, beginning in 2025. Historically, these changes increase the cost to service and repair existing systems, which in turn influences the decision to replace them. In addition, there are industry and governmental initiatives underway that are expected to improve the efficacy of heat pumps, which offer the potential for accelerated growth as an alternative to the millions of fossil-fuel heating products present in the installed base.

Product Breadth and End-Market Diversity. Watsco possesses the broadest and deepest assortment of products in the industry to support a wide array of customers and end-markets. Today the Company can largely serve a contractor’s complete product needs ranging from residential ductless and ducted products, light commercial, VRF, and engineered/applied systems. The Company serves numerous end-markets including residential, multi-family, commercial, institutional, and more. In addition, the Company maintains a deep catalog of OEM and aftermarket parts to support a contractor’s total business and sustain competitiveness in any environment.

OEM and Supplier Relationships. As the leading distributor of HVAC/R products in North America, Watsco sources from approximately 20 domestic and international equipment OEMs and an additional 1,300 suppliers globally. In most locations, in contrast to its competitors, the Company sells multiple brands of equipment at a wide variety of price points that appeal to a broad cross-section of contractors and consumers. We believe that close collaboration with manufacturing partners enhances Watsco’s competitive positioning across markets and increases speed to market as the industry evolves toward upcoming regulatory changes.

Geographic Positioning & Density in Key Markets: Approximately 60% of Watsco’s revenues are derived in core Sunbelt markets such as Florida, Texas, the Southeast and the Mid-Atlantic, markets which also account for the greatest share of industry demand. In addition, recent and ongoing demographic shifts within the U.S. toward Sunbelt states favor continued growth in Watsco’s core markets.

Network Expansion. Watsco’s network has grown 15%, or by 88 locations, over the last three years, mostly from the completion of five acquisitions of market-leading businesses, located primarily in markets that Watsco did not previously serve. In aggregate, the sales of acquired locations over the last 12 months were approximately $770 million. With 673 locations across North America, Watsco has the most extensive network to support the more than 120,000 contractor customers we serve and provide critical technical assistance, training and other resources to enhance their effectiveness.

Advent of Ductless, High-Efficiency HVAC Products. Watsco is the leading distributor of ductless HVAC products used in residential and commercial applications in North America. Watsco’s sales of ductless products were approximately $400 million based on the 12 months ended June 30, 2022 and increased by 23% during the first half of 2022 (excluding acquisitions). The movement toward higher-efficiency products, the long-term upgrading of critical commercial infrastructure, along with the increasing acceptance of ductless technology by contractors and consumers, are expected to benefit the sale of these products now and over the long-term.

Financial Strength & Liquidity

Watsco’s strong financial position has been critical to recent performance. From June 30, 2020 to June 30, 2022, Watsco’s investment in working capital increased by $437 million, or 44%, to $1.56 billion along with a $130 million use of capital to fund acquisitions. In addition, Watsco’s quarterly dividend rate increased 24% during this same period.

Despite these uses of capital, Watsco’s balance sheet remains in pristine condition to invest in most any size opportunity. At June 30, 2022, the Company had $129 million in cash, $204 million in seasonal borrowings and $2.2 billion of shareholders’ equity. The Company believes this financial strength, access to low-cost capital and its historical ability to generate cash flow provide comfort and confidence to the Company’s stakeholders.

Culture of Innovation

Watsco has developed the industry’s most advanced, user-friendly, and customer-focused technology platforms aimed at helping customers grow faster and operate more efficiently. Technology has transformed how Watsco engages with customers and how contractors engage with consumers and businesses. The community of active technology users grew sales faster than overall Watsco sales and experienced approximately 70% reduced annual attrition. The Company believes it will benefit from continued customer adoption, new customer acquisition, reduced attrition, and lower costs to serve. To that end, Watsco has boosted its annualized technology spending to $48 million.

Mr. Nahmad further added: “Looking ahead, our strong balance sheet and entrepreneurial culture allow us to make aggressive investments to grow our business, scale the industry’s most innovative digital tools and customer experience, enhance awareness of climate-friendly, high-efficiency HVAC systems and drive operating efficiencies throughout our network.”

Six-Month Results

•	53% increase in EPS to a record $7.83

•	22% sales growth to a record $3.66 billion (19% growth on a same-store basis)

•	35% increase in gross profit to a record $1.05 billion (270 bps increase in gross margin)

•	23% increase in SG&A expenses (18% increase on a same-store basis) (16.4% as a percentage of sales)

•	53% increase in operating income to a record $458 million

•	250 basis point expansion in operating margin to a record 12.5%

Sales trends (excluding acquisitions):

•	18% increase in HVAC equipment (69% of sales), including 20% growth in U.S. residential equipment

•	19% increase in other HVAC products (27% of sales)

•	30% increase in commercial refrigeration products (4% of sales)

Watsco’s record sales and profitability during the first half of 2022 reflects strong sales, effective price realization, a continued shift towards higher-efficiency HVAC equipment and an expansion in sales of other higher-margin HVAC products. Our year-to-date performance is incremental to the record results in 2021 when same-store sales grew 22% and EPS grew 70% versus the same period last year. The prior year’s comparative results were primarily driven by the post-COVID recovery of the Company’s U.S. residential equipment business, which grew 23% during the period including an 8% increase average selling prices combined with 15% increase unit volume. By comparison, year-to-date average selling prices increased 17% and unit volumes increased 3%.

Transformational Technologies

Watsco continues to aggressively invest in technologies to transform its customer experience. Specific technology-related updates for the second quarter and year-to-date period include:

•

Product Information Management (PIM) is Watsco’s leading repository of product information delivered seamlessly through Watsco’s mobile apps and e-commerce platform. Watsco’s PIM database now includes approximately 1.2 million SKUs accessed by more than 350,000 contractors and technicians on an annual basis.

•

Contractor Assist Mobile apps provide customers real-time access to critical information that improves their speed and productivity. This includes real time technical support, product detail, inventory availability, warranty look-up, system match ups, e-commerce and more. The authenticated user community (users that are using the mobile app while linked to an e-commerce account) grew 27% during the quarter compared to last year to more than 32,000 users.

•

E-Commerce sales grew 25% year-to-date with the annual run-rate, outpacing organic sales growth rates, and now exceeds $2.2 billion annually. E-commerce sales are 33% of total sales inclusive of acquired revenues.

•

OnCall Air®, Watsco’s digital sales platform used by HVAC/R contractors and CreditForComfort®, its companion consumer financing platform, both increased penetration as more customers digitally engaged with homeowners. During the second quarter of 2022, OnCall Air® presented quotes to approximately 73,000 households, a 25% increase over last year, and generated $300 million in gross merchandise value, a 44% increase over the same period last year.

A.J. Nahmad, Watsco’s President, added: “Our technology platforms – which are unique to the industry – have facilitated growth in Watsco’s market share, new customer acquisition and margin expansion. We continue to see higher growth rates, lower attrition, and lower costs to serve among active users of our technology. Consistent with our long-term focus, we are investing in resources to accelerate adoption and sustain our leadership position. As the industry evolves to operating in the digital age, Watsco’s technology tools will provide added value to an ever-growing number of contractors.”

Climate Change and ESG Impacts

Watsco’s business model plays an important and significant role in the drive to lower CO2e emissions. According to the Department of Energy, heating, and air conditioning accounts for roughly half of U.S. household energy consumption. Replacement of older systems is one of the most meaningful steps homeowners can take to reduce electricity consumption and carbon footprint over time.

The overwhelming majority of new HVAC systems sold by Watsco replace systems that likely operate well below current federal minimum efficiency standards in the U.S. and may use refrigerants that have been phased out. As consumers replace HVAC systems with new, higher-efficiency systems, homeowners will consume less energy, save money, and reduce the carbon footprint.

Watsco offers a broad variety of systems that operate well beyond the minimum SEER federal standards ranging from base-level efficiency to systems that exceed 20 SEER. Watsco’s sales of higher-efficiency residential HVAC systems (those above base-level efficiency) during the first half of 2022 grew 22% over last year, outpacing the overall growth for U.S. residential HVAC equipment.

Based on estimates validated by independent sources, Watsco averted an estimated 12.9 million metric tons of CO2e emissions from January 1, 2020 to June 30, 2022 through the sale of replacement HVAC systems at higher-efficiency standards. More information, including sources and assumptions used to support the Company’s estimates, can be found at www.watsco.com/environment.

Beyond energy efficiency, two other industry fundamentals provide opportunities for Watsco and its customers to combat climate change. First, a Department of Energy mandate is currently in effect that will ultimately phase-out refrigerants used in much of the installed base of air conditioners toward refrigerants with a 60% lower global warning potential (GWP). New HVAC systems that incorporate the lower-GWP refrigerants are scheduled for launch in 2025. Second, as the movement toward electrification and away from fossil-fuel consumption advances, the HVAC/R market’s use of heat pumps as an alternative source of heating should accelerate.

A.J. Nahmad added: “Watsco can make meaningful contributions toward the on-going efforts to combat climate change, especially as more homeowners become cognizant of their energy consumption and its impact on climate change. We believe Watsco’s technology provides HVAC/R contractors an edge in the marketplace. We are investing in additional resources and training to help contractors succeed in this evolving marketplace and we are committed to doing even more over time.”

Cash Flow & Dividends

Watsco’s operating cash flow for the first half of 2022 was $73 million versus $82 million for the same period in 2021, reflecting the growth in working capital driven by higher sales growth. The Company has targeted operating cash flow to exceed net income in 2022. From 2016 through 2021, operating cash flow was approximately $2.0 billion versus net income of $1.9 billion, surpassing the Company’s goal.

Watsco has paid cash dividends to shareholders for 48 consecutive years. The Company’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative financial position with continued capacity to build its distribution network. Effective April 2022, Watsco increased its annual dividend rate to $8.80 per share. Future dividend increases will be considered in light of investment opportunities, general economic conditions, and the Company’s financial position.

Second Quarter Earnings Conference Call Information

Date: July 26, 2022

Time: 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com (a replay will be available on the Company’s website)

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures on a “same-store basis”, which exclude the effects of locations closed, acquired, or locations opened, in each case during the immediately preceding 12 months, unless such locations are within close geographical proximity to existing locations. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by U.S. GAAP.

About Watsco

Watsco is the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that over 350,000 contractors and technicians visit or call one of its 673 locations each year to get information, obtain technical support and buy products.

Watsco’s has the opportunity to be a significant and important contributor toward climate change as its business plays an important role in the drive to lower CO2e emissions. According to the Department of Energy, heating and air conditioning accounts for roughly half of U.S. household energy consumption. As such, replacing HVAC systems at higher efficiency levels is one of the most meaningful steps homeowners can take to reduce electricity consumption and carbon footprint over time.

The overwhelming majority of new HVAC systems sold by Watsco replace systems that likely operate well below current minimum efficiency standards in the U.S. As consumers replace HVAC systems with new, higher-efficiency systems, homeowners will consume less energy, save costs, and reduce the carbon footprint over time.

Based on estimates validated by independent sources, Watsco averted an estimated 12.94 million metric tons of CO2e emissions from January 1, 2020 to June 30, 2022 through the sale of replacement HVAC systems at higher-efficiency standards. More information, including sources and assumptions used to support the Company’s estimates, can be found at www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or

“intend,” the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues	$2,133,755	$1,849,640	$3,657,325	$2,985,758
Cost of sales	1,538,222	1,371,699	2,611,434	2,212,996

Gross profit	595,533	477,941	1,045,891	772,762
Gross profit margin	27.9%	25.8%	28.6%	25.9%

SG&A expenses	314,753	266,697	598,107	484,309

Other income	6,317	5,539	10,362	10,210
Operating income	287,097	216,783	458,146	298,663
Operating margin	13.5%	11.7%	12.5%	10.0%

Interest expense, net	1,110	448	1,668	536

Income before income taxes	285,987	216,335	456,478	298,127
Income taxes	60,481	44,202	96,082	59,867

Net income	225,506	172,133	360,396	238,260
Less: net income attributable to non-controlling interest	32,949	28,031	54,541	39,066

Net income attributable to Watsco	$192,557	$144,102	$305,855	$199,194

Diluted earnings per share:
Net income attributable to Watsco shareholders	$192,557	$144,102	$305,855	$199,194
Less: distributed and undistributed earnings allocated to non-vested restricted common stock	17,570	12,748	27,856	17,596

Earnings allocated to Watsco shareholders	$174,987	$131,354	$277,999	$181,598

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	35,521,163	35,427,718	35,512,818	35,379,046
Diluted earnings per share for Common and Class B common stock	$4.93	$3.71	$7.83	$5.13

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30,	December 31,
	2022	2021
Cash and cash equivalents	$129,049	$118,268
Accounts receivable, net	983,033	698,456
Inventories, net	1,480,519	1,115,469
Other	31,330	29,207

Total current assets	2,623,931	1,961,400
Property and equipment, net	119,525	111,019
Operating lease right-of-use assets	298,223	268,528
Goodwill, intangibles, net and other	746,913	744,914

Total assets	$3,788,592	$3,085,861

Accounts payable and accrued expenses	$972,743	$642,221
Current portion of long-term obligations	88,600	84,501

Total current liabilities	1,061,343	726,722
Borrowings under revolving credit agreement	203,600	89,000
Operating lease liabilities, net of current portion	213,344	187,024
Deferred income taxes and other liabilities	90,530	85,700

Total liabilities	1,568,817	1,088,446

Watsco’s shareholders’ equity	1,834,437	1,664,948
Non-controlling interest	385,338	332,467

Shareholders’ equity	2,219,775	1,997,415

Total liabilities and shareholders’ equity	$3,788,592	$3,085,861

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income	$360,396	$238,260
Non-cash items	35,065	24,283
Changes in working capital, net of effects of acquisitions
Accounts receivable, net	(289,478)	(283,077)
Inventories, net	(366,359)	(173,539)
Accounts payable and other liabilities	332,217	282,852
Other, net	1,231	(6,897)

Net cash provided by operating activities	73,072	81,882

Cash flows from investing activities:
Capital expenditures, net	(18,841)	(10,908)
Business acquisitions, net of cash acquired	(47)	(126,549)
Proceeds from sale of equity securities	—	5,993

Net cash used in investing activities	(18,888)	(131,464)

Cash flows from financing activities:
Dividends on Common and Class B common stock	(161,484)	(143,909)
Proceeds from NCI for investment in TEC Distribution LLC	—	21,040
Other	4,612	7,721
Net proceeds under revolving credit agreement	114,600	114,167

Net cash used in financing activities	(42,272)	(981)

Effect of foreign exchange rate changes	(1,131)	1,283

Net increase (decrease) in cash and cash equivalents	10,781	(49,280)
Cash and cash equivalents at beginning of period	118,268	146,067

Cash and cash equivalents at end of period	$129,049	$96,787